                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              IRT PROPERTY COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              IRT PROPERTY COMPANY

                        200 GALLERIA PARKWAY, SUITE 1400
                                 ATLANTA, GEORGIA 30339

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 9, 1997

To the Shareholders of IRT Property Company:

     The Annual Meeting of Shareholders (the "Annual Meeting") of IRT Property Company, a Georgia corporation (the "Company"), will be held at the Cobb Galleria Centre, Two Galleria Parkway, Room 105, Atlanta, Georgia, on Friday, May 9, 1997, at 10:00 a.m. local time, for the following purposes:

          1. To elect seven directors to serve until the annual meeting of shareholders in 1998 or, in the case of each director, until his or her successor is duly elected and qualified;

          2. To vote upon a proposal to amend Article VI of the Articles of Incorporation to authorize the Company to issue, in one or more series, up to 10,000,000 shares of $1.00 par value Preferred Stock, which, in the event any voting rights are granted, shall have not more than one vote per share;

          3. To vote upon a proposal to amend Article XIII of the Articles of Incorporation, in accordance with recently adopted policies of the New York Stock Exchange, to indicate that nothing in the Articles of Incorporation will preclude the settlement of any trade entered into through the facilities of the New York Stock Exchange; and

          4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only shareholders of record at the close of business on March 21, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. A complete list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

     The Company's Proxy Statement and the Annual Report for the fiscal year ended December 31, 1996 are enclosed.

                                          By Order of the Board of Directors

                                          W. BENJAMIN JONES III
                                          Executive Vice President

Atlanta, Georgia
April 4, 1997

YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR WISHES. RETURNING YOUR PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                              IRT PROPERTY COMPANY

                        200 GALLERIA PARKWAY, SUITE 1400
                             ATLANTA, GEORGIA 30339

                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                    MAY 9, 1997 AND ANY ADJOURNMENTS THEREOF

                             ---------------------

          APPROXIMATE DATE PROXY MATERIALS FIRST SENT TO SHAREHOLDERS:
                                 APRIL 4, 1997

GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of IRT Property Company (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held at 10:00 a.m. local time at the Cobb Galleria Centre, Two Galleria Parkway, Room 105, Atlanta, Georgia, on May 9, 1997 and any adjournments thereof. The enclosed proxy is revocable at any time before its exercise at the Annual Meeting by (i) written notice to the Executive Vice President of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with directions given. Regarding the election of directors to serve until the annual meeting of shareholders in 1998, in voting by proxy, shareholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted "FOR" the election of all nominees.

     The Company has only one class of capital stock, its common stock, $1.00 par value (the "Common Stock"), of which 32,016,752 shares were outstanding as of March 21, 1997 (the "Record Date"). Each outstanding share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on the Record Date are entitled to vote or to execute proxies with respect to the Annual Meeting.

     Pursuant to the Company's Articles of Incorporation and By-Laws, the holders of Common Stock entitled to cast a majority of the votes on the matters at issue at the Annual Meeting, present in person or by proxy, shall constitute a quorum. For the purpose of determining a quorum, abstentions and broker non-votes will be counted as present. A broker non-vote occurs when shares held by brokers or nominees for beneficial owners are voted on some matters, but not on others.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

     The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's common stock, $1.00 par value per share (the "Common Stock"):

                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER              DATE          OWNERSHIP        OF CLASS
------------------------------------             -------    -----------------    --------
Franklin Resources, Inc........................  2/13/97        1,484,200(1)        5.8%
777 Mariners Island Blvd.
San Mateo, California 94404

---------------

(1) This information is contained in a Schedule 13G dated February 13, 1997 filed by Franklin Resources, Inc. with the Securities and Exchange Commission (the "SEC"), a copy of which was received by the Company. Such
     Schedule 13G states that Franklin Resources, Inc. and Templeton Global Advisors Limited have sole voting and sole dispositive power with respect to 12,000 shares of Common Stock and 1,472,200 shares of Common Stock, respectively.

     The beneficial ownership of directors and executive officers is set forth under "ELECTION OF DIRECTORS" below.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

     The Board of Directors is elected at each annual meeting of shareholders for a one-year term. Seven incumbent directors have been nominated and have agreed to serve as directors if elected.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" DONALD W. MACLEOD; THOMAS H. MCAULEY; MARY M. THOMAS; HOMER B. GIBBS, JR.; SAMUEL W. KENDRICK; BRUCE A. MORRICE; AND JAMES H. NOBIL AS DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1998 AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK CAST AT THE ANNUAL MEETING IS REQUIRED WITH RESPECT TO THE ELECTION OF THE NOMINEES. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE NO EFFECT ON THE ELECTION OF DIRECTORS.

CERTAIN INFORMATION CONCERNING NOMINEES AND NAMED EXECUTIVE OFFICERS

     The following table sets forth the name and age of each nominee for election to the Board of Directors of the Company and information as of March 3, 1997 regarding the beneficial ownership of the Company's Common Stock by each director of the Company, by the Named Executive Officers (as hereinafter defined), and by all directors and executive officers as a group. The amounts shown are based upon information furnished by the individuals named.

                                                                          COMPANY SHARES
                                                                              OWNED             PERCENTAGE OF
                                                                         BENEFICIALLY AND        OUTSTANDING
              NAME                          CURRENT POSITION WITH      NATURE OF BENEFICIAL     SHARES OWNED
        (DIRECTOR SINCE)           AGE             COMPANY                 OWNERSHIP(1)        BENEFICIALLY(1)
---------------------------------  ---   ----------------------------  --------------------    ---------------
NOMINEES
Donald W. MacLeod(2)               71    Chairman of the Board               291,597(6)              (9)
(1969)
Thomas H. McAuley(2)               51    President and Chief                  89,750(7)              (9)
(1987)                                   Executive Officer, Director
Mary M. Thomas(2)                  50    Executive Vice President             76,428(7)(8)           (9)
(1994)                                     and Chief Financial Officer,
                                           Director
Homer B. Gibbs, Jr.(3)(4)          65    Director                             29,966(7)(8)           (9)
(1976)
Samuel W. Kendrick(2)(4)           57    Director                              6,680(7)              (9)
(1993)
Bruce A. Morrice(2)(4)             63    Director                             17,512(7)(8)           (9)
(1986)
James H. Nobil(3)(4)               66    Director                             41,206(7)(8)           (9)
(1976)(5)
OTHER NAMED EXECUTIVE OFFICERS
W. Benjamin Jones III              47    Executive Vice President             58,228(7)              (9)
Robert E. Mitzel                   48    Executive Vice President             57,297(7)(8)           (9)
ALL DIRECTORS, NOMINEES, AND
  EXECUTIVE OFFICERS (17 PERSONS)
  AS A GROUP                                                                 879,896(10)           2.71%

---------------

 (1) The amounts and percentages of the Company's Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated.
 (2) Member of the Executive Committee.
 (3) Member of the Audit Committee.
 (4) Member of the Compensation Committee. The Compensation Committee also acts as the Stock Option Committee.
 (5) Date of initial service as a trustee of Summit Properties. Directorship in the Company commenced on the June 20, 1979 effective date of the merger of Summit Properties with and into the Company.
 (6) This amount includes 75,000 shares which Mr. MacLeod has the right to acquire pursuant to grants under the Company's Stock Option Plan. This amount also includes 7,233 shares owned by Mr. MacLeod's wife. Mr. MacLeod is deemed to be the beneficial owner of such shares under the regulations of the SEC, but he disclaims such beneficial ownership.

 (7) The number of shares reflected as being owned includes 72,500 shares for Mr. McAuley; 48,000 shares for Ms. Thomas; 7,500 shares for Mr. Nobil; 10,000 shares each for Messrs. Gibbs and Morrice; 5,000 shares for Mr. Kendrick; 45,918 shares for Mr. Jones; and 46,250 shares for Mr. Mitzel which each has the right to acquire pursuant to the Company's Stock Option Plan.
 (8) The number of shares reflected as being beneficially owned by Mr. Morrice includes 2,966 shares owned by a marital trust, over which he has no voting or investment power; and with regard to Mr. Nobil includes 30,932 shares owned by his wife and 781 shares owned by a trust; and with regard to Messrs. Gibbs and Mitzel includes 2,500 and 392 shares, respectively, owned by their wives; and with regard to Ms. Thomas includes 100 shares owned by her daughter. Messrs. Morrice, Nobil, Gibbs, and Mitzel and Ms. Thomas are deemed to be beneficial owners of such shares under the regulations of the SEC, but they disclaim such beneficial ownership.
 (9) Less than 1%.
(10) This amount includes 65,178 shares owned by Louis P. Wolfort who has served as a director since 1970 and is not seeking reelection. This amount also includes 399,943 shares which the Company's executive officers have the right to acquire and 41,250 shares which the Company's non-management directors have the right to acquire pursuant to the Company's Stock Option Plan. Additionally, this amount includes 49,784 shares owned by spouses of the directors and executive officers (including Mr. Wolfort), 3,747 shares owned by two separate trusts, and 100 shares owned by Ms. Thomas' daughter. The directors and executive officers are deemed to be the beneficial owners of such shares under the regulations of the SEC, but they disclaim beneficial ownership in such shares.

COMMITTEES OF THE BOARD OF DIRECTORS, MEETINGS AND COMPENSATION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee (which also serves as a Stock Option Committee). The members of these Committees are indicated in the preceding section of this Proxy Statement.

     The Executive Committee may exercise the powers of the Board of Directors except with respect to a limited number of matters which include (i) amending the Articles of Incorporation or the By-Laws of the Company, (ii) adopting a plan of merger or consolidation, (iii) the sale, lease, exchange, or other disposition of all or substantially all the property and assets of the Company, and (iv) a voluntary dissolution of the Company or a revocation thereof. The Executive Committee may also serve as a Nominating Committee which serves the limited purpose of nominating persons to serve as directors of the Company. The full Board of Directors, however, currently acts as the Nominating Committee and, as such, nominated the seven persons named in the foregoing table. No recommendations were submitted by shareholders with respect to the nomination of directors, and the Nominating Committee has no policy with respect to whether or not it would consider such recommendations by shareholders. The Executive Committee held no meetings during 1996.

     The Audit Committee, composed entirely of outside directors, approves any transactions involving related parties, recommends to the Board of Directors the engagement of the independent auditors of the Company, and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met once in 1996.

     The Compensation Committee, composed entirely of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. It also acts as the Stock Option Committee and is responsible for the administration of the Company's Stock Option Plan. The Compensation Committee met twice in 1996.

     During the Company's fiscal year ended December 31, 1996, the Company's Board of Directors held eight meetings. All of the directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which they served during 1996.

     The Company's policy regarding the compensation of directors is to pay directors who are not also employees of the Company a retainer fee of $1,000 per month; $1,000 plus expenses for each Board meeting attended; and $500 plus expenses for each Executive Committee, Audit Committee or Compensation Committee meeting attended. Directors' fees in 1996 aggregated $91,500, a portion of which was deferred. In addition, under the Company's 1989 Stock Option Plan, each non-employee director receives nonqualified stock options to purchase 1,250 shares of the Company's Common Stock upon his or her election and each annual re-election to the Board.

     On December 22, 1995, the Company adopted the IRT Property Company Deferred Compensation Plan for Outside Directors. Such plan allows non-employee directors to defer retainer and/or meeting fees to the earlier of the date selected by the director or the date the director ceases to be a board member. Any such fees deferred will accrue interest monthly at an annual rate based on 13-week Treasury Bills. During 1996, $6,500 in fees were deferred in accordance with this plan.

     There is no family relationship between any of the directors and/or executive officers of the Company.

PRINCIPAL OCCUPATIONS OF NOMINEES FOR ELECTION DURING THE PAST FIVE YEARS

     The principal occupations during the past five years of the nominees for election as directors of the Company are as follows:

     Mr. MacLeod has been Chairman of the Board of Directors of the Company since its inception in 1979 and was Chief Executive Officer from June 1979 to January 1, 1997. He also served as President from June 1979 to October 1995. He previously served as President and Managing Trustee of the Company's predecessor, Investors Realty Trust. He is a director of Abrams Industries, Inc., a real estate development and contracting company, and a member of the American Institute of Real Estate Appraisers ("M.A.I.").

     Mr. McAuley has been President of the Company since October 1, 1995 and was named Chief Executive Officer of the Company on January 1, 1997. He was regional partner of Faison Associates, Inc. ("Faison"), a real estate development and management company headquartered in Charlotte, North Carolina, from May 1993 through September 1995. From June 1988 to May 1993, he served as Chairman and Chief Executive Officer and part owner of Ewing Southeast Realty, Inc. ("Ewing"), an Atlanta, Georgia real estate company. Faison purchased Ewing on May 1, 1993, the date Mr. McAuley became a Faison partner. Prior to 1988, Mr. McAuley held various senior management positions, including serving as President and a director of Ewing and Johnstown Mortgage Company, an Atlanta mortgage banking company.

     Ms. Thomas has been Executive Vice President of the Company since May 1991 and Chief Financial Officer of the Company or its predecessor, Investors Realty Trust, since 1976. She served as Senior Vice President from May 1987 to May 1991 and Vice President from 1981 to 1987.

     Mr. Gibbs is currently occupied as a private investor. He retired as Vice Chairman of Mid-South Financial Corporation, a Nashville, Tennessee mortgage banking firm, on January 1, 1994, a position he held since 1986. He was President of Gibbs and Company, a Nashville, Tennessee mortgage banking firm, from 1965 through 1986.

     Mr. Kendrick has been President of Ruddick Investment Company ("RIC") since November 1994. RIC, an affiliate of Harris Teeter, Inc. ("Harris Teeter"), is involved in real estate development and venture capital investment. Mr. Kendrick served as Executive Vice President of Harris Teeter, a supermarket chain with principal executive offices in Charlotte, North Carolina, from July 1992 to October 1994. He was Senior Vice President/Finance and Administration for Harris Teeter from October 1989 to 1992, Vice President/ Real Estate and Construction from February 1986 to 1989, and Vice President/Real Estate from February 1984 to 1986. Mr. Kendrick currently serves as a director of RIC and Harris Teeter.

     Mr. Morrice is Managing Director of Morrice Financial Corp., a Dallas, Texas real estate finance and investment firm. He was President of Lion Service Corp., a Dallas, Texas service corporation of Federated Savings and Loan, engaged in the origination and servicing of loans and real estate investment mortgage banking, from 1983 to 1987. He was President of Morrice Financial Corp. from 1977 until 1985.

     Mr. Nobil is President of JLJ Realty, Inc., a Florida property management firm. He is also a founding principal of the IMMO Group, Inc., a Fort Lauderdale, Florida commercial real estate brokerage company. Mr. Nobil was the managing joint venture partner in Kokomo Mall Associates, an Indiana Joint Venture, from August 1986 to June 1992. On April 5, 1991, Kokomo Mall Associates filed a petition for relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C., sections 101 et seq. On June 30, 1992, the Bankruptcy Court entered an order dismissing the Chapter 11 proceeding filed by Kokomo Mall Associates based upon its finding that all payments to creditors had been made. Mr. Nobil was the President and 30% owner of Pearl Britain, Inc., a Florida corporation, from 1989 to March 1993. Pearl Britain, Inc. was a general partner of Pearl Britain Associates, Ltd., a Florida limited partnership. On September 21, 1992, the Circuit Court for the Fifth Judicial Circuit in and for Marion County, Florida, appointed a receiver for Pearl Britain Plaza, a shopping center located in Ocala, Florida, which center was owned by Pearl Britain Associates, Ltd. The receivership terminated when, on March 11, 1993, Pittsburgh National Bank acquired this property by foreclosure. Mr. Nobil was the managing general partner of Powell Center Associates, an Ohio limited partnership, from 1984 to December 20, 1996. On May 10, 1996, the Court of Common Pleas, Montgomery County, Ohio, appointed a receiver for Powell Plaza, a shopping center located in Huber Heights, Ohio, which center was owned by Powell Center Associates. The receivership ended when, on December 20, 1996, the Equitable Life Assurance Society acquired the property by foreclosure. Mr. Nobil was also a Trustee and Chairman of Summit Properties from 1976 until its merger into the Company in June 1979.

EXECUTIVE OFFICERS

     In addition to Donald W. MacLeod, Chairman, Thomas H. McAuley, President and Chief Executive Officer, and Mary M. Thomas, Executive Vice President and Chief Financial Officer, the executive officers of the Company are as follows:

     Mr. W. Benjamin Jones III has been Executive Vice President of the Company since May 1994. He served as Senior Vice President from May 1987 to May 1994 and Secretary of the Company or its predecessor, Investors Realty Trust, from 1977 to May 1992, and Vice President from 1981 to 1987.

     Mr. Robert E. Mitzel has been Executive Vice President of the Company since May 1994. He served as Senior Vice President from May 1991 to May 1994 and Vice President from January 1988 to May 1991.

     Mr. Lee A. Harris, age 38, has been Senior Vice President of the Company since August 1992 and Secretary of the Company since May 1992. He served as Vice President from May 1989 to August 1992 and Assistant Secretary from May 1987 to May 1992.

     Mr. James G. Levy, age 38, was employed by the Company in June 1994 as Vice President and Treasurer. He served as Regional Controller for Faison from May 1993 to May 1994 and Chief Financial Officer of Ewing from July 1991 until May 1993. He was with Arthur Andersen & Co., the Company's present accounting firm, from January 1987 to June 1991.

     Ms. Nanette B. Cook, age 39, has been Vice President of the Company since August 1992. She served as Controller of The Sofran Company, an Atlanta, Georgia real estate company specializing in the development and management of neighborhood and community shopping centers, from 1988 to 1992.

     Mr. E. Denton Williams III, age 64, was employed by the Company in February 1993 and elected Vice President in May 1993. He served as associate broker for O'Brien Realty, a Lexington Park, Maryland residential and commercial real estate company, from 1991 to 1993. From 1987 to 1990 he served as Vice President of Home Federal Savings Bank in Washington, D.C.

     Mr. William E. Novick, age 41, has been Vice President of the Company since June 1994. From May 1991 to May 1994, he served as Senior Vice President of JLJ Realty, Inc. From August 1982 to April 1991, he was employed by TMI Realty, Inc., serving in various management positions, including Senior Vice President from 1990 to April 1991.

     Mr. Daniel F. Lovett, age 50, was employed by the Company in October 1994 as Vice President and Director of Construction. From 1979 to September 1994, he was with Southeast Shopping Centers Corp., a South Florida neighborhood and community shopping center developer, serving as Vice President and Director of Development.

     Mr. Mitchell L. Rippe, age 32, was employed by the Company in March 1997 as Vice President. He served as Vice President of Venturvest Realty Corp., a Florida commercial real estate brokerage company, from October 1995 to March 1997, and as Senior Acquisitions Officer of Milestone Properties, Inc., a Florida real estate investment trust, from 1990 to September 1995.

     The executive officers are elected by and serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Compensation Committee, composed entirely of outside directors, determines the salary and other compensation to be paid to the executive officers of the Company. The Compensation Committee typically reviews the salary of each executive officer once each year at its November meeting. At that meeting, the Compensation Committee, acting as a Stock Option Committee, also usually determines the individuals to whom incentive stock options are to be awarded and the number of shares for which options are to be granted.

     The Company's executive compensation program has three primary objectives:

          * Reward executives for long-term management focus and the enhancement of shareholder value.

          * Attract and retain key executives critical to the long-term success of the Company.

          * Support the achievement of desired Company performance.

     In determining the compensation to be paid to the executive officers of the Company, the Compensation Committee considers compensation paid to other executives performing similar jobs within the industry. Some of the companies considered by the Compensation Committee are included in the NAREIT All REIT Index included in the Comparative Stock Performance section of this Proxy Statement. In addition, the members of the Compensation Committee rely upon their own knowledge of compensation paid to executives of companies of comparable size and complexity. In these comparisons the Compensation Committee strives to fix the compensation of the Company's executive officers in the middle of the class of comparable companies. The members also consider the performance of the Company and the merits of the individual under consideration. The members will use their discretion to set executive compensation where in their judgment external, internal or an individual's circumstances warrant it.

Executive Officer Compensation Program

     The Company's executive officer compensation program is comprised of base salary, year-end additional cash compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance and contributions under the Company's 401(k) Plan, generally available to all employees of the Company.

  Base Salary

     The Chairman and the Chief Executive Officer recommend to the Compensation Committee the base salary levels for the Company's executive officers (other than the Chairman and the Chief Executive Officer) based on their evaluation of individual experience and performance, on their review of employee evaluation reports prepared by certain of the executive officers and in their subjective discretion on the overall operating performance of the Company. Base salary levels are then set in the discretion of the Compensation Committee after consideration of the foregoing recommendations. The Compensation Committee members also have access to salary levels of executive officers of other companies within the industry which they may consult.

  Year-End Additional Cash Compensation, 401(k) Plan and Certain Employment Agreements

     During 1980 the Board of Directors approved and adopted a pension program for the employees of the Company. The program included a noncontributory pension plan for all employees of the Company, under which the Company accrued and funded pension costs each year equal to 12% of employees' annual base salaries, and each employee became "vested" with respect to his or her accumulated pension account at the rate of 20% per year, with full "vesting" upon completion of five years of service with the Company. Effective June 30, 1990, the Board of Directors elected to terminate the pension plan.

     Upon termination of the pension plan, the Board of Directors determined that it would be appropriate to substitute in lieu thereof a program of year-end cash payments to the executive officers of the Company and certain other corporate employees of the Company selected in the discretion of the Chief Executive Officer and the President. This program was instituted in 1990. Under this program (the "Year-End Additional Cash Compensation Program"), participants received a year-end cash payment from the Company, the amount of which was based upon each participant's length of service with the Company. Each participant who had been employed by the Company for more than five years received a year-end cash payment equal to 12% of his or her salary. Each participant with less than five years received year-end cash payments in graduated amounts designed to produce a cumulative 12% payment after completion of five years of service. The Company paid or accrued approximately $179,000, $200,000, and $168,000 under this program in 1996, 1995, and 1994, respectively.

     In August 1996, the Company terminated the Year-End Additional Cash Compensation Program and adopted a 401(k) Plan. All employees who have completed one year of service and are at least 18 years of age are eligible to participate in the 401(k) Plan, and the Company matches 100% of employee contributions, up to 6% of each individual participant's compensation, based on the length of service. The Company contributed approximately $56,000 to the 401(k) Plan for the period from August 1 through December 31, 1996.

     The Company, in 1980, in conjunction with the adoption of the noncontributory pension plan, agreed to provide deferred compensation to Mr. MacLeod and Ms. Thomas upon their retirement in recognition of their time in service with the Company, which had been significantly longer than that of the remaining employees. In the case of Mr. MacLeod, the Company has agreed to annually accrue deferred compensation allocable to him for each year beginning in 1980 in amounts ranging from approximately $6,000 in 1980 to approximately $23,000 in 1996. Benefits payable to Mr. MacLeod under this agreement vary depending upon the reason and timing of the termination of his employment. If his employment is terminated after Mr. MacLeod has reached age 70, the Company has agreed to pay him deferred compensation of approximately $29,000 per year. Termination due to death or disability at any time will entitle Mr. MacLeod or his beneficiary to the cumulative total accrual in his deferred compensation account at the December 31st next preceding the date of his death or disability. Based upon Ms. Thomas' length of service with the Company, it is expected that her agreement with the Company will not add any benefits to those otherwise payable to her under the Company's benefit plans described above.

     The Company currently has no other postretirement or postemployment benefits.

  Stock Option Program

     Long-term incentives are provided through the Company's 1989 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the long-term success of the Company by providing financial incentives to the directors, officers, and key employees of the Company who are in positions to make significant contributions toward the success of the Company.

     Options granted under the Plan may be either incentive stock options (options that meet certain requirements of the Internal Revenue Code, thereby receiving special tax treatment) or nonqualified stock options (options that do not meet the special requirements for incentive stock options). Incentive stock options ("ISOs") may be granted only to persons who are employees of the Company, including members of the Board of Directors who are also employees of the Company. Nonqualified stock options may also be granted to officers and employees of the Company.

     The Plan is currently administered by the Compensation Committee. Subject to the approval of the Board of Directors, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the number of shares for which options are granted (the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year shall not, however, exceed $100,000, and no person shall be eligible to receive an ISO for shares in excess of such limitation), and the determination of whether an option shall be an incentive stock option or a nonqualified stock option. In addition, the Plan provides for the automatic grant of nonqualified options to purchase 1,250 shares of the Company's Common Stock to each non-employee director upon his or her election and each annual re-election to the Board.

     Options granted under the Plan are exercisable no later than ten years from the date of grant with the exercise price being equal to 100% of the market value on the date of grant. The 1989 Plan replaced the Key Employee Stock Option Plan adopted in 1983, as amended by the Board of Directors on February 9, 1987 (the "1983 Plan"). No further options or Stock Appreciation Rights ("SARs") may be granted under the 1983 Plan, although unexercised options previously granted under the 1983 Plan remain in full force and effect. The 1989 Plan does not provide for SARs.

     In determining the grants of stock options to officers and key employees of the Company, including the executive officers other than the Chief Executive Officer and the President, the Compensation Committee reviewed with the Chairman and Chief Executive Officer, the recommended individual awards, based on the respective performance, responsibilities, and contributions of each of the individuals under consideration, and the operating performance of the Company. The Compensation Committee also considered the expected performance requirements and contributions, as well as the position level, of each of these individuals. The Chairman and Chief Executive Officer and the Compensation Committee did not give consideration to current holdings of the Common Stock or options to purchase the Common Stock of the Company when making their decision regarding option awards.

Compensation to Chairman and Chief Executive Officer

     Mr. MacLeod has been Chairman of the Board of Directors of the Company since its inception in 1979, served as Chief Executive Officer of the Company from June 1977 to January 1, 1997, and served as President from June 1979 to October 1995. He previously served as President and Managing Trustee of Investors Realty Trust, the predecessor of the Company, founded in 1969.

     Mr. MacLeod's base salary for fiscal year 1996 was $300,000, as compared to $300,000 for fiscal year 1995 and $279,170 for fiscal year 1994. Under the Company's program of year-end cash payments, Mr. MacLeod also received $36,000 in additional cash compensation for fiscal year 1996 compared to $36,000 for fiscal year 1995 and $33,500 for fiscal year 1994. Although Mr. MacLeod received no compensation during these years under his agreement relating to deferred compensation, the Company accrued $22,571 during each of fiscal years 1996, 1995, and 1994, for payments that will be made after his retirement. Mr. MacLeod also was awarded, during fiscal years 1996, 1995, and 1994, incentive stock options to purchase 10,000, 9,500, and 8,000 shares of the Company's Common Stock, respectively.

     The Compensation Committee considered Mr. MacLeod's dual role as both Chairman and Chief Executive Officer during fiscal years 1996, 1995, and 1994 and the salaries and benefits of other chief executive officers for similar companies within the industry in determining his cash compensation. The award of stock options to the Chairman and Chief Executive Officer was made separately and was based, among other things, on competitive practice within the industry, the Committee's perception of his past and expected contributions to the Company's long-term performance, and the $100,000 ISO limitation as described above.

     Section 162(m) of the Internal Revenue Code (the "Code") adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year beginning after December 31, 1993. The term "covered employee" for this purpose is defined generally as the Chairman and Chief Executive Officer and the four other highest paid employees of the Company. Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount, provided that, among other requirements, such compensation is approved by the shareholders. The Compensation Committee has not and does not anticipate the need to develop a formal policy on this matter since the compensation of the Company's executive officers is clearly outside the scope of the limitations of
Section 162(m).

                             COMPENSATION COMMITTEE

                          Samuel W. Kendrick, Chairman
                              Homer B. Gibbs, Jr.
                                Bruce A. Morrice
                                 James H. Nobil
                                Louis P. Wolfort

SUMMARY COMPENSATION TABLE

     The following table shows the compensation for the past three years of the Chief Executive Officer and each of the four other most highly-compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                    ANNUAL COMPENSATION                    COMPENSATION
                                    ----------------------------------------------------   ------------
                                                                                            SECURITIES
                                                           OTHER ANNUAL        401(K)       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION(1)   CONTRIBUTION    OPTIONS(#)    COMPENSATION
---------------------------  ----   --------   --------   ---------------   ------------   ------------   ------------
Donald W. MacLeod            1996   $300,000   $     --       $36,000          $   --         10,000        $22,571(2)
  Chairman of the            1995    300,000         --        36,000              --          9,500         22,571(2)
    Board(3)                 1994    279,170         --        33,500              --          8,000         22,571(2)
Thomas H. McAuley            1996    251,250         --        17,500           5,255          5,000             --
  President and Chief        1995     62,502    100,000(4)          --             --         50,000(4)(5)       --
  Executive Officer(6)       1994         --         --            --              --             --             --
Mary M. Thomas               1996    161,438         --        11,025           3,853          7,500             --
  Executive Vice             1995    150,000         --        18,000              --          7,500             --
  President and Chief        1994    137,500         --        16,500              --          6,000             --
  Financial Officer
W. Benjamin Jones III        1996    134,788         --         9,205           3,217          7,500             --
  Executive Vice             1995    125,000         --        15,000              --          7,500             --
  President                  1994    114,583         --        13,750              --          6,000             --
Robert E. Mitzel             1996    134,788         --         9,205           3,217          7,500             --
  Executive Vice             1995    125,000         --        15,000              --          7,500         19,393(7)
  President                  1994    104,167        520(8)     12,500              --          6,000             --

---------------

(1) Year-End Additional Cash Compensation in lieu of pension.
(2) Amounts accrued by the Company during fiscal years 1996, 1995 and 1994 under Mr. MacLeod's agreement relating to deferred compensation for amounts payable to him after retirement.
(3) Mr. MacLeod has served as Chairman since 1979 and served as Chief Executive Officer from June 1979 to January 1, 1997.
(4) See "-- Employment Agreements" for a description of Mr. McAuley's $100,000 commencement bonus and a 50,000 share nonqualified stock option granted to Mr. McAuley upon acceptance of employment.

    The payment of the $100,000 commencement bonus was deferred until January 1996 but was expensed by the Company in 1995 for financial reporting purposes.
(5) Excludes a nonqualified option for 1,250 shares granted to Mr. McAuley in May 1995 upon his reelection as a nonemployee director of the Company, as this was prior to Mr. McAuley's October 1, 1995 commencement of employment.
(6) Mr. McAuley has served as President and Chief Operating Officer since October 1, 1995, and was named Chief Executive Officer on January 1, 1997.
(7) Amount comprised entirely of expenses related to Mr. Mitzel's relocation from the Charlotte regional office to the Atlanta corporate office.
(8) From August 1992 through May 1994, Mr. Mitzel received certain leasing commissions based on the performance of leasing agents for certain properties. Mr. Mitzel's entitlement to such commissions ceased June 1, 1994.

     STOCK OPTION PLAN

     The following table sets forth (i) all individual grants of stock options made by the Company during fiscal 1996 to each of the Named Executive Officers (all of which are incentive stock options granted under the Plan and exercisable immediately upon grant), (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees of the Company, (iii) the exercise price and expiration date of these options, and
(iv) estimated potential realizable values assuming the stock price appreciates over a ten-year term at rates of 5% and 10% compounded annually.

                          OPTION GRANTS IN FISCAL 1996

                                      INDIVIDUAL GRANTS
                            -------------------------------------                   POTENTIAL REALIZABLE
                                           % OF TOTAL                                 VALUE AT ASSUMED
                             NUMBER OF      OPTIONS                                 ANNUAL RATES OF STOCK
                            SECURITIES     GRANTED TO    EXERCISE                  PRICE APPRECIATION FOR
                            UNDERLYING     EMPLOYEES     OR BASE                         OPTION TERM
                              OPTIONS      IN FISCAL      PRICE      EXPIRATION    -----------------------
NAME                        GRANTED (#)       1996        ($/SH)        DATE          5%           10%
----                        -----------    ----------    --------    ----------    ---------    ----------
Donald W. MacLeod             10,000         11.24%       $9.25       1/01/06        $58,173      $147,421

Thomas H. McAuley              5,000          5.62         9.25       1/01/06         29,086        73,711

Mary M. Thomas                 7,500          8.43         9.25       1/01/06         43,630       110,566

W. Benjamin Jones III          7,500          8.43         9.25       1/01/06         43,630       110,566

Robert E. Mitzel               7,500          8.43         9.25       1/01/06         43,630       110,566

     The following table sets forth (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during fiscal 1996 by each of the Named Executive Officers, (ii) the total number and value of all outstanding, unexercised options (all of which are exercisable) held by the Named Executive Officers as of the end of fiscal 1996, and (iii) the aggregate dollar value of all such unexercised options that are in-the-money; that is, when the fair market value of the common stock that is subject to the option exceeds the exercise price of the option.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                           VALUE OF
                                       NUMBER OF                      NUMBER OF          UNEXERCISED
                                        SHARES                       UNEXERCISED         IN-THE-MONEY
                                      ACQUIRED ON       VALUE        OPTIONS AT           OPTIONS AT
              NAME                     EXERCISE        REALIZED       12/31/96           12/31/96(1)
              ----                    -----------      --------      -----------         ------------
Donald W. MacLeod                       $--            $ --            72,500              $ 64,063
Thomas H. McAuley                        --              --            63,750(2)            111,719
Mary M. Thomas                           --              --            42,375                51,750
W. Benjamin Jones III                    --              --            40,293                40,503
Robert E. Mitzel                         --              --            38,750                45,188

---------------

(1) Value based on market value of the Company's Common Stock at the date of exercise or the end of fiscal 1996 minus the exercise price.
(2) Includes nonqualified options totaling 8,750 shares, consisting of 1,250 shares each granted during 1989 through 1995 as a non-employee director, a nonqualified option for 50,000 shares granted upon acceptance of employment as President and Chief Operating Officer in 1995, and an Incentive Stock Option for 5,000 shares granted in 1996.

COMPARATIVE STOCK PERFORMANCE

     The line graph below compares the cumulative total shareholder return on Common Stock of the Company for the last five fiscal years with the cumulative total return on the NAREIT All REIT Total Return Index and the S&P 500 Index over the same period. This comparison assumes that the value of the investment in the Company Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

                                                        NAREIT ALL REIT
        MEASUREMENT PERIOD            IRT PROPERTY       TOTAL RETURN
      (FISCAL YEAR COVERED)              COMPANY           INDEX(1)         S&P 500 INDEX
12/31/91                                       100.00             100.00             100.00
12/31/92                                       189.51             112.18             107.67
12/31/93                                       178.07             132.98             118.43
12/31/94                                       184.39             134.05             119.97
12/31/95                                       182.20             158.60             164.88
12/31/96                                       248.47             215.30             202.74

---------------
(1) The NAREIT All REIT Total Return Index is maintained by the National Association of Real Estate Investment Trusts. It contained 198 tax-qualified REITs with a total market capitalization of $88.8 billion as of December 31, 1996.

EMPLOYMENT AGREEMENTS

     Mr. MacLeod, Chairman of the Company, and Ms. Thomas, Executive Vice President and Chief Financial Officer, each entered into an employment agreement with the Company in July 1980. The employment agreements continue until terminated by either party on at least 90 days' prior written notice. The employment agreements established that the base salary for Mr. MacLeod and Ms. Thomas would not be less than $90,000 or $35,000, respectively, with the annual base salary determined in the discretion of the Board of Directors. In addition, the employment agreements provided for deferred compensation for each of Mr. MacLeod and Ms. Thomas which has been more fully described under "-- Compensation Committee Report on Executive Compensation" and "-- Summary Compensation Table."

     On October 1, 1995, the Company entered into an employment agreement with Mr. McAuley as President and Chief Operating Officer of the Company, which provides for a minimum annual base salary of $250,000, a commencement bonus of $100,000, and the opportunity to participate in such incentive bonus as may be determined by the Board. In addition, the agreement requires the Company to provide certain other benefits to Mr. McAuley, including reimbursement for reasonable out-of-pocket expenses, participation in any health, welfare and retirement benefit plans of the Company in which he is eligible to participate, paid vacation in accordance with Company policies, and the use and maintenance costs of a Company automobile (or a compatible automobile allowance). The agreement acknowledges that, at the time of acceptance of employment, Mr. McAuley was granted an option to purchase 50,000 shares of Company Common Stock under the Company's 1989 Stock Option Plan. The Company or Mr. McAuley may terminate the agreement at any time upon 30 days' notice, but the agreement will remain in effect until all required payments and benefits have been paid or provided in full. Notwithstanding the above, the agreement will terminate in the event of Mr. McAuley's death or disability, subject to the payment of accrued and unpaid salary.

     The employment agreement provides that if Mr. McAuley's employment is terminated before October 1, 1997, either by the Company without cause or by Mr. McAuley due to a material reduction of his duties, Mr. McAuley will receive for a period of 12 months from the date of termination his base salary in effect at the time of termination, and, when and as due, any other amounts to which he is entitled at the date of termination under any compensation plans of the Company in accordance with the terms of such plans.

     In addition to the above, Mr. McAuley's employment agreement contains change-in-control provisions, as described below, which are substantially identical to those contained in change-in-control agreements entered into by the Company with Mr. MacLeod and Ms. Thomas on October 1, 1995. The agreements provide that if the executive's employment is terminated (a) any time within three months following the occurrence of a change in control (as defined in the agreements) by the Company without cause or by the executive with or without cause, or (b) at any time following a change in control in the case of termination by the executive by reason of a material reduction in his or her regular duties, such executive will receive for a period of 36 months (in the case of Messrs. McAuley and MacLeod) or 24 months (in the case of Ms. Thomas) from the date of termination (i) his or her base salary in effect at the time of termination, (ii) an amount equal to the average incentive bonus, if any, paid to him or her during the two years prior to termination, and (iii) when and as due, any other amounts to which he or she is entitled at the date of termination under any compensation plans of the Company in accordance with the terms of such plans. The executive or the Company may elect (by notifying the other within 30 days after termination) that, in lieu of the installments described above, such severance benefits will be paid in a lump sum cash payment payable within five days of such notice.

     In addition, during the period that change-in-control payments are being made under the agreements (or for a period of 12 months after termination of employment in the case of a lump sum election, as described above), the Company is required to maintain for the benefit of the executive all employee benefit plans and programs in which the executive was entitled to participate immediately prior to termination; or if such continued participation is not permitted under the terms of such plans, the Company is required to provide the executive with substantially similar benefits.

     Benefits under the agreements described above may be modified or reduced to the extent necessary to avoid exposing the executive to an excise tax and to avoid disallowance of a deduction to the Company for payments to the executive for federal tax purposes. The change-in-control agreements with Mr. MacLeod and Ms. Thomas will terminate in the event of the executive's death or disability, subject to the payment of accrued and unpaid salary.

PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK (PROXY ITEM NO. 2)

     The expansion and growth of the Company's business is dependent on establishing and maintaining various sources of capital. A potential source of such capital that is widely used by REITs and other public companies is the sale of preferred stock. Accordingly, the Board of Directors adopted on December 16, 1996 a resolution proposing and declaring the authorization of preferred stock desirable and in the best interests of the Company's shareholders. There are no current plans to designate or issue any shares of preferred stock.

     The creation of the preferred stock is to be effected by an amendment (the "Amendment") to Article VI of the Company's Articles of Incorporation, as amended (the "Articles"), a copy of which is attached as APPENDIX A to this Proxy Statement. This Amendment provides for the authorization of 10,000,000 shares of preferred stock, with a par value of $1.00 per share (the "Preferred Stock"). The Preferred Stock will include such rights, qualifications, restrictions and preferences as the Board of Directors may designate from time to time which are consistent with the Company's Articles and Bylaws and which may be required by prospective purchasers, including dividend, liquidation preferences, and conversion, exchange and voting rights (if any). Holders of the Preferred Stock, if any, would have a general preferred and possibly cumulative right to any distribution of assets or payment of dividends, senior to the rights of the holders of the Company's Common Stock. This flexibility in structuring the Preferred Stock is deemed necessary to facilitate the Company's ability to timely offer, sell and deliver its Preferred Stock consistent with favorable market conditions and to meet any financing requirements without undergoing the expense and delay of holding meetings of the Shareholders.

     Each series of Preferred Stock may or may not having voting rights, but in no case will any shares of Preferred Stock have more than one vote per share. To the extent any shares of Preferred Stock are convertible into shares of Common Stock equal to 20% or more of the outstanding shares of Common Stock giving effect to such conversion, the New York Stock Exchange would require additional shareholders' approval.

     The Company's Board of Directors believes having preferred stock available to meet financing needs, including issuance in connection with acquisitions and other transactions is desirable and in the best interests of the Company's shareholders. It may be useful to maintain a class of securities which are equity in nature, but which may not dilute the interest of common shareholders. Furthermore, while shares of one or more series of Preferred Stock may contain voting rights, no shares of Preferred Stock will have more than one vote per share. Company management seeks the authorization of the Preferred Stock not in response to any efforts to acquire the Company. The Board of Directors has adopted a policy that no Preferred Stock will be issued for the primary purpose of discouraging an unsolicited takeover of the Company. However, the terms of any Preferred Stock, as is the case with any financial instrument, could have the effect of discouraging persons who might otherwise seek to attempt to acquire the Company or control or affect its management or policies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSED AMENDMENT TO
ARTICLE VI OF THE COMPANY'S ARTICLES OF INCORPORATION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED FOR THE APPROVAL OF THIS PROPOSED AMENDMENT. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE PROPOSED AMENDMENT.

PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION REGARDING TRANSACTIONS ON THE NEW YORK STOCK EXCHANGE (PROXY ITEM NO. 3)

     At its meeting on February 17, 1997, the Board of Directors of the Company unanimously adopted a resolution approving an amendment to Article XIII of the Company's Articles of Incorporation in accordance with recently adopted policies of the New York Stock Exchange, and recommending that such amendment be submitted to the shareholders for approval and adoption. The amendment to
Article XIII of the Articles, which is attached as APPENDIX B to this Proxy Statement, would add a sentence to indicate that nothing in the Articles of Incorporation will preclude the settlement of any trade entered into through the facilities of the New York Stock Exchange.

     This amendment is not expected to have any effect on the operation of the Company or the rights of its shareholders, is being made at the request of the New York Stock Exchange and is consistent with the New York Stock Exchange's policies with respect to shares of REITs listed on such exchange.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSED AMENDMENT TO
ARTICLE XIII OF THE COMPANY'S ARTICLES OF INCORPORATION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED FOR THE APPROVAL OF THIS PROPOSED AMENDMENT. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE PROPOSED AMENDMENT.

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been appointed by the Board of Directors as the independent public accountants for the Company for 1997. It has served as the independent public accountants for the Company since 1979.

     Representatives of the firm of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to answer questions concerning the financial affairs of the Company.

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers, directors, and regular employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Further, the Company has retained Corporate Investors Communications, Inc., a proxy solicitation firm to assist in soliciting proxies. The Company anticipates that such assistance will cost approximately $6,000. The Company will reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

SHAREHOLDERS' PROPOSALS

     Proposals of shareholders intended to be presented at the 1998 annual meeting of shareholders must be received at the Company's principal executive offices on or before December 1, 1997 to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting.

OTHER MATTERS

     The management of the Company does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement.

     The management of the Company urges you to attend the Annual Meeting and to vote your shares in person. Whether or not you plan to attend, please sign and promptly return your proxy. Your proxy may be revoked at any time before it is voted. Such proxy, if executed and returned, gives discretionary authority with respect to any other matters that may come before the meeting.

                                          IRT PROPERTY COMPANY

                                          By:        W. BENJAMIN JONES III
                                            ------------------------------------
                                                  Executive Vice President

                                                                      APPENDIX A

                                   ARTICLE VI

                               AUTHORIZED SHARES

     A. The total number of shares of capital stock which the Corporation shall have authority to issue is 85,000,000, of which 75,000,000 shall be Common Stock of the par value of $1.00 per share (hereinafter called the "Common Stock") and 10,000,000 shall be Preferred Stock of the par value of $1.00 per share (hereinafter called the "Preferred Stock").

     B. The Preferred Stock may be issued from time to time by the Corporation in one or more distinct series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors of the Corporation pursuant to authority to do so which is hereby vested in the Board of Directors. Each such series of Preferred Stock shall be distinctly designated. Shares of Preferred Stock of each series shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon may cumulate, if made cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:

          (1) The distinctive designation of and the number of shares of Preferred Stock which shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (2) The rate or rates and times at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be payable upon declaration by the Board of Directors, whether such dividends shall be cumulative or noncumulative, and the extent of the preference, subordination or other relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the Corporation;

          (3) Conversion, exchange, purchase or other privileges, if any, to acquire shares or other securities of any class or series, whether at the option of the Corporation or of the holder, and if subject to conversion, exchange, purchase or similar privileges, the conversion, exchange or purchase prices or rates and such adjustments thereto as may be determined, the manner and time or times at which such privileges may be exercised, and the terms and conditions of such conversion, exchange, purchase or other privileges;

          (4) Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices, redemption rate or rates, and any adjustments to such redemption prices or redemption rates as may be determined and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

          (5) The rights, including the amount or amounts, if any, of preferential or other payments to which holders of shares of any series are entitled upon the dissolution, winding-up, voluntary or involuntary liquidation, distribution, or sale or lease of all or substantially all of the assets of the Corporation;

          (6) The terms of the sinking fund, retirement or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

          (7) The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (i) to vote not more than one vote per share of Preferred Stock on any or all matters voted upon by the shareholders and/or (ii) to elect one or more directors of the Corporation if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under other circumstances and upon such other conditions as the Board of Directors may fix.

     C. Except as otherwise provided herein, the Board of Directors shall have authority to authorize the issuance, from time to time, without any vote or other action by the shareholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class or series) as the Board of Directors from time to time in its discretion lawfully may determine; provided, that the consideration for the issuance of shares of stock of the Corporation (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than the par value of such shares. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

                                                                      APPENDIX B

     Article XIII of the Articles of Incorporation of the Company shall be amended by adding the following sentence to the end of such Article:

          "Notwithstanding the provisions of this Article XIII, nothing in these Articles of Incorporation will preclude the settlement of any trade entered into through the facilities of the New York Stock Exchange."

                                                                       APPENDIX
                              IRT PROPERTY COMPANY

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints DONALD W. MACLEOD and W. BENJAMIN JONES III, as Proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of IRT Property Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Cobb Galleria Centre, Two Galleria Parkway, Room 105, Atlanta, Georgia 30339 on Friday, May 9, 1997 at 10:00 a.m. local time, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

A vote "FOR" the following is recommended by the Board of Directors:

    1. Election of Directors as proposed in the accompanying proxy statement.

    [ ] FOR all nominees listed below                   [ ] WITHHOLD AUTHORITY to vote for all
      (except as marked to the contrary below)            nominees listed below

(INSTRUCTIONS : To Withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

 D.W. MacLeod; T.H. McAuley; M.M. Thomas; H.B. Gibbs, Jr.; S.W. Kendrick; B.A.
                              Morrice; J.H. Nobil.

--------------------------------------------------------------------------------

    2. Amendment of the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of Preferred Stock in one or more series.

          [ ] FOR          [ ] AGAINST          [ ] ABSTAIN FROM VOTING

                   (Please sign and date on the reverse side)

                          (continued from other side)

    3. Amendment of the Articles of Incorporation to indicate that nothing in the Articles of Incorporation will preclude the settlement of any trade entered into through the facilities of the New York Stock Exchange.

       [ ] FOR          [ ] AGAINST          [ ] ABSTAIN FROM VOTING

    The shares represented hereby will be voted as specified. If no specification is made, such shares will be voted "FOR" Proposals 1, 2, and 3 and with discretionary authority on all other matters that may properly come before the meeting or any adjournment thereof.

                                                Dated:                    , 1997
                                                      --------------------


                                                --------------------------------
                                                Signature of Shareholder

                                                --------------------------------
                                                Signature of Shareholder

                                                PLEASE SIGN IN THE EXACT FORM AS
                                                APPEARS AT THE LEFT AND DATE
                                                YOUR PROXY. When signing as
                                                attorney, executor,
                                                administrator, guardian,
                                                trustee, etc., please give full
                                                title as such.